Exhibit 10.12

MISTRAS GROUP, INC.

SEVERANCE PLAN

Introduction

Due to the competitive nature of the NDT business and the need for executive and managerial talent in the industry, executives and managers of Mistras Group, Inc. (“Mistras”) and its subsidiaries (Mistras and its subsidiaries are collectively referred to as the “Company”) have been and will continue to be recruited by other companies.  In order to attract and retain executive and managerial talent, the Compensation Committee of the Board of Directors of Mistras, in consultation with management, has implemented this severance plan (the “Plan”).  This Plan is designed to provide its participants with some level of continued income and benefits upon the termination of their employment with the Company under certain circumstances.

Participants

Participants who receive the benefit of this Plan (“Participants”) are U.S. based full time employees of the Company who are:

Chief Executive Officer

Other Executive Officers

Senior Vice Presidents and Corporate Vice Presidents

Other managers or divisional vice presidents selected by the CEO and approved by the Compensation Committee

If any Participant is party to an individual agreement with the Company that provides for severance benefits in the event of termination of employment with the Company, the individual will not be eligible to participate in the Plan until the termination or expiration of the agreement.

Circumstance for Severance

Severance benefits are payable to a Participant pursuant to this Plan in the following circumstances:

1.              Termination without Cause.

A Participant’s employment with the Company is terminated by the Company without Cause, with “Cause” being any of the following:

a.              Participant is convicted of or pleads nolo contendere to a felony;

b.              Participant is indicted for the commission of a felony against the Company that has a materially adverse effect on the Company’s business;

c.               Participant commits fraud or a material act or omission involving dishonesty with respect to the Company;

d.              Participant willfully fails or refuses to carry out the material responsibilities of his or her employment;

e.               Participant commits a willful act (or failure to act) that constitutes gross negligence which is materially injurious to the Company; or

[Modified April 29, 2014]

f.                Participant willfully violates a material policy of the Company, including policies on business ethics and conduct, and policies on the use of inside information and insider trading.

A willful act or omission by a Participant means an act or omission not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

2.              Termination for Good Reason.

The Participant’s employment with the Company is terminated by the Participant for “Good Reason,” with “Good Reason” being any of the following:

a.              there is a material adverse change in Participant’s status or position, including a material diminution of his or her position, duties, responsibilities or authority or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position;

b.              a reduction in Participant’s annual base salary or failure to pay same;

c.               a reduction in Participant’s total target incentive award opportunities during a fiscal year;

d.              the relocation of Participant’s principal place of employment by more than 50 miles from the then current location;

e.               Participant is directed by the Board of Directors of Mistras or a higher level officer of the Company to engage in conduct that is unethical or illegal;

f.                in connection with a Change in Control (as defined below), the failure or refusal by the successor or acquiring company to expressly assume the obligations of the Company under this Plan at the time of the Change in Control; or

g.               there is a material adverse change to this Plan.

The Plan does not apply to the termination of employment under any other circumstances or for any reason except as expressly enumerated above.  This Plan does not apply to the termination of a Participant’s employment due to the Participant’s death or disability.  Disability means the Participant cannot perform, with reasonable accommodations, the essential and customary functions and responsibilities of his or her position for 150 consecutive calendar days or 150 or more calendar days in any 365 consecutive calendar period.

Conditions to Receive Severance

In order to receive any benefits under this Plan, a Participant must sign a release agreement as a condition for severance benefits.  The release agreement will provide the Company, its affiliates, and all officers, directors, employees and other representatives of the Company and its affiliates with a full release of any claims the Participant may have against them.  In addition, the release agreement will have customary confidential requirements, non-compete/non-solicitation restrictions during the period a Participant is receiving severance payments (the “Restricted Period”), an acknowledgement of the Company’s ownership of intellectual property, and a requirement to return all Company property.

In order for the release agreement to be binding and effective, the Participant must sign the release agreement and return it to the Company within 21 days after he or she receives it and not have rescinded it within any applicable rescission period, which will generally be 7 days unless a longer period is required by law.  The Company will endeavor to provide the Participant with the release agreement within 10 days after his or her termination of employment.

Benefits

1.              Pay

No Change in Control

If a Participant’s employment is terminated by the Company without Cause or a Participant terminates employment for Good Reason in a situation not involving a Change in Control, as defined below, the following shall be the paid to the Participant:

Chief Executive Officer:  18 months base salary plus a pro rata portion of the annual cash bonus for the year in which Participant is terminated.  The bonus amount shall be at the payout rate based upon Company performance at Participant’s target bonus opportunity.

Other Executive Officers:  12 months base salary plus a pro rata portion of the annual cash bonus for the year in which Participant is terminated.  The bonus amount shall be at the payout rate based upon Company performance at Participant’s target bonus opportunity.

Senior Vice President and Vice Presidents:  9 months base salary plus a pro rata portion of the annual cash bonus for the year in which Participant is terminated.  The bonus amount shall be at the payout rate based upon Company performance at Participant’s target bonus opportunity.

All other Participants:  6 months base salary plus a pro rata portion of the annual cash bonus for the year in which employee is terminated.  The bonus amount shall be at the payout rate based upon Company performance at Participant’s target bonus opportunity.

The annual cash bonus for the most recently completed fiscal year shall be payable as if a Participant was still employed with the Company at time the bonuses are paid, should termination occur after the end of the fiscal year and before payment of the annual bonus.

Change in Control

If a Participant’s employment is terminated by the Company without Cause or a Participant terminates employment for Good Reason, in either case within 6 months before or 2 years after a Change in Control, as defined below, the following shall be the paid to the Participant:

Chief Executive Officer:  24 months base salary plus 2 years of annual cash bonus at Participant’s target bonus opportunity.

Other Executive Officers:  18 months base salary plus 1-1/2 years of annual cash bonus at Participant’s target bonus opportunity.

Senior Vice President and Vice Presidents:  12 months base salary plus 1 year of annual cash bonus at Participant’s target bonus opportunity.

All other Participants:  9 months base salary plus 75% of one year of annual cash bonus at Participant’s target bonus opportunity.

The annual cash bonus for the most recently completed fiscal year shall be payable as if a Participant was still employed with the Company at time the bonuses are paid, should termination occur after the end of the fiscal year and before payment of the annual bonus.

For purposes of this Plan, a “Change in Control” shall be deemed to have occurred if (a) any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) becomes the beneficial owner (within the meaning of Exchange Act Rule 13d-3) of securities of Mistras (not including in the securities beneficially owned by such person any securities acquired directly from Mistras or its affiliates) representing 40% or more of the combined voting power of the Mistras’ then outstanding voting securities, other than (1) Sotirios Vahaviolos, (2) Mistras, (3) any employee benefit plan of Mistras, (4) any entity owned directly or indirectly by the shareholders of Mistras in substantially the same proportion as their ownership of stock of Mistras, or (5) any person who becomes a beneficial owner directly or indirectly of securities of Mistras pursuant to a transaction described in (b) below which meets the exceptions in (b) (1) - (3) below; or (b) there shall have been consummated a consolidation, merger or reorganization of Mistras, unless (1) the stockholders of Mistras immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of Mistras or other entity resulting from such consolidation, merger or reorganization, (2) individuals who were members of the Board of Directors of Mistras (the “Board”) immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation, and (3) no person beneficially owns more than 50% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (A) Mistras or a subsidiary of Mistras, (B) an employee benefit plan maintained by Mistras, the surviving corporation or any subsidiary, or (C) the beneficial owner of 50% or more of the combined voting power of the outstanding voting securities of Mistras immediately prior to such consolidation, merger or reorganization); or (c) individuals who are directors or director nominees of Mistras as of January 1, 2013 (the “Incumbent Board”) cease for any reason to constitute a majority of the Board, provided that any individual becoming a director subsequent to January 1, 2013 whose appointment or nomination for election by Mistras’ stockholders, was approved by a vote of at least two-thirds of the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board; or (d) the stockholders of Mistras approve the complete liquidation or dissolution of Mistras, or a sale or other disposition of all or substantially all of the assets of Mistras (other than to an entity described in (a)(5) above).

Timing of Payments.  Severance payments under this Plan shall be paid pursuant to the Company’s normal payroll cycle in which the Participant was paid immediately prior to the termination of employment.  Each payment shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code (or any successor provision).  Payments will begin being paid as promptly as reasonably possible following the Participant’s return of the signed release agreement and the expiration of any relevant rescission period.  If a Participant has the ability to enable payments hereunder to commence in the year employment is terminated or the following year, based upon the amount of time the Participant takes to return the signed release, payments will not commence until the year following termination of employment.  If a Participant is entitled to payment pursuant to this Plan of deferred compensation subject to section 409A prior to six months after such Participant’s termination of employment, such payments will be deferred and paid in a lump sum after the end of such six-month period.  Any such delay shall not affect the timing of other payments under this Plan.

Severance not Earnings.  Amounts payable under this Plan will not be included as earnings under any other Company plan, such Mistras 401(k) Savings Plan contributions subject to matching.

2.     Benefits

Medical Coverage.  If a Participant is enrolled in a Company-sponsored medical plan at the time his or her employment is terminated, he or she may continue to participate in the medical plan for up to twelve (12) months following termination at the active employee rate.  After the 12 months of active rate coverage, the Participant will be eligible to continue to participate in the medical plan for up to an additional 18 months at full cost under COBRA.

Life Insurance.  A Participant may continue his or her group term life insurance coverage existing at the time employment is terminated at the active employee rate for up to 12 months following termination.

Base Salary.  For purposes of benefits under this plan, base salary shall mean the highest annualized rate of base salary in effect for the Participant during the 12 month period preceding termination of employment.

Other Benefits.  Benefits under all Company benefit plans and programs will terminate in accordance with the terms of those plans as they are normally applied to employees who resign or are terminated from their employment with the Company.

3.     Equity Awards.

If a Participant’s employment is terminated by the Company without Cause or the Participant terminates employment for Good Reason, not in connection with a Change in Control, then equity awards will be treated as follows:

(a)                     Stock options, RSUs and other time-based equity awards:  During the Restricted Period (so long as the Participant is complying with the confidentiality requirements and the non-compete and non-solicitation restrictions in his or her release agreement), all stock options, RSUs and other time-based equity awards will continue to vest.  Any vested stock options shall expire 90 days after the end of the Restricted Period.  Upon the expiration of the Restricted Period, all unvested awards shall terminate.

(b)                     Performance-based awards:  Any outstanding performance-based awards will be earned and vested on a pro rata basis to the date of termination, on the condition that the Participant complies with the confidentiality requirements and the non-compete and non-solicitation restrictions in his or her release agreement during the Restricted Period.  The amount of the payout shall be based upon actual performance for the respective performance cycle and payout will be made at the end of the performance cycle, provided that the Company may elect to make the payout in cash rather than equity, if the end of cycle payout is in equity.

If a Participant’s employment is terminated by the Company without Cause or the Participant terminates employment for Good Reason within 6 months before or 2 years after a Change in Control, all equity-based incentive awards granted to the Participant which were not paid out or fully vested in connection with the Change in Control shall become fully vested immediately, with the payout under any performance-based awards being equal to the target amount.

Administration

The Compensation Committee of the Board (the “Committee”) shall administer this Plan and shall delegate administration of the Plan to a designated Plan Administrator (“Plan Administrator”).  The Plan Administrator shall be initially the Vice President, Human Resources, until such time as another Plan Administrator is designated by the Committee.  In addition, the Plan Administrator shall make, in his or her reasonable discretion, all determinations arising in the administration, construction, or interpretation of the Plan, including the rights to construe disputed Plan terms and provisions.  All such determinations shall be conclusive and binding on all persons, except as otherwise provided by law.  The Plan Administrator is authorized to approve exceptions to this Plan, in his or her reasonable discretion, within the limits prescribed by Section 409A of the Internal Revenue Code and other applicable laws.  This Plan is intended to constitute separation pay for purposes of Section 409A of the Internal Revenue Code and ERISA to the extent permissible and is otherwise intended to be a deferred compensation plan maintained primarily for a select group of management or highly compensated employees and to comply with section 409A of the Code, and shall be interpreted strictly in accordance with such foregoing intent.  The Company reserves the right to decide whether the circumstances justify the payment of benefits under this Plan in any particular case, and the decision of the Company is final.

Claims Procedure

If a dispute arises between the Plan Administrator and a Participant or beneficiary over the amount of benefits payable under the Plan, the Participant or beneficiary may file a claim for benefits by notifying the Plan Administrator in writing of his or her claim. The Plan Administrator will review and adjudicate the claim.  If the claimant and the Plan Administrator are unable to reach a mutually satisfactory resolution of the dispute, it will be submitted to arbitration under the rules of the American Arbitration Association.  Each Participant agrees by continuing in his or her position which makes the Participant eligible to be a Participant, that arbitration will be the sole means of resolving disputes arising under the Plan and waives, on behalf of the Participant and any of his or her beneficiaries, any right to litigate any such dispute in a court of law.

Amendment & Termination

The Plan may be amended or terminated by the Company at any time for any reason, with or without notice.  The Company reserves the right, by action of the Compensation Committee of the Board, or by any duly appointed successor committee or authorized delegate of the Board, to amend, modify, suspend or terminate this Plan and to disqualify employees from eligibility under the Plan at any time for any reason or for no reason with or without notice.  Any such action is not contingent upon the financial condition of Mistras.